Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

REPORTS EXCELLENT SECOND QUARTER EARNINGS

AUSTIN, TEXAS, August 5, 2008 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the quarter and six months ended June 30, 2008. For the three months ended June 30, 2008, revenues were $17,823,000 compared to $29,927,000 for the same period last year. Net earnings were $6,146,000 or $.84 per diluted share, compared to $12,071,000 or $2.37 per diluted share, in the same period last year. For the six months ended June 30, 2008, revenues were $37,455,000 compared to $38,739,000 in the comparable last year period. Net earnings were $9,526,000 or $1.30 per diluted share, compared to $11,976,000 or $2.97 per diluted share in the comparable period last year. Included in net income in 2007 was an extraordinary gain resulting from the acquisition of American Physicians Insurance Company ("API") on April 1, 2007. The extraordinary gain was $2,264,000 or $.44 per diluted share and $.56 per diluted share in the three and six month periods ending June 30, 2007, respectively.

Ken Shifrin, APS Chairman of the Board, stated, "The results from American Physicians Insurance Company, our medical malpractice subsidiary, continue to be excellent. While we did not have the one-time gain we enjoyed last year or the same degree of favorable development in our claims reserves, we are pleased that we exceeded the analysts’ consensus estimate and that our gross written premium showed a quarter over quarter increase, indications of our continued strong operating performance. Book value per share has benefited from this consistently superior performance, increasing from $15.17 at June 30, 2007 to $17.19 at December 31, 2007 and $17.88 at June 30, 2008."

Tim LaFrey, president of APS added, "Equally consistent with the financial results has been our application of a conservative reserving philosophy. Our historical pattern of reserving at the upper end of the actuarial range, even during periods of favorable claim patterns, has lead to recurring favorable quarterly reserve adjustments, a pattern that should continue to repeat given the current claims environment. Our overall reserves for all reporting periods remain at the upper end of the range after recognizing $8.6 million of favorable development during the quarter just ended. Our accounting policy for investments has been no less conservative. We have no auction rate securities or sub-prime mortgage securities, but have been writing our lowest rated Alt A mortgage-backed securities down to market, due to the extended mortgage crisis. Even with these adjustments, total cash and marketable securities has grown to over $225 million."

Mr. LaFrey continued, "Our Financial Services business had a record year in 2007, but has not been immune to the general trend in the financial services arena and has reported losses in 2008. We have taken a number of steps to reduce costs and the resultant savings will begin to have an impact over the remainder of the year. While our Financial Services business no longer constitutes a significant amount of our overall operations since the acquisition of our insurance subsidiary, we continue to explore ways to reduce costs and return the segment to profitability."

Mr. Shifrin concluded, "Good results and a well-managed balance sheet ultimately lead to shareholder value and we were pleased to pay our fifth consecutive common stock dividend at the close of the quarter. We maintained our $.30 per share rate even with our expanded shareholder base. We also paid a dividend on our preferred shares and redeemed approximately $1 million of these shares at the same time. We look forward to reporting our progress as we move into the second half of 2008."

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for physicians and other healthcare providers; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

For further information, visit APS' website at  or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Chief Financial Officer

American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300 Austin, Texas 78746 - (512)328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands, except per share data)	June 30,	December 31,
	2008	2007
Assets

Investments	$201,409	$204,802
Cash and cash equivalents	23,783	18,391
Premium and maintenance fees receivable	16,299	15,946
Reinsurance recoverables	18,276	24,554
Deferred policy acquisition costs	2,317	2,514
Deferred tax assets	10,243	7,402
Property and equipment, net	634	350
Intangible assets	1,260	1,045
Federal income tax receivable	144	1,957
Prepaid and other assets	4,297	5,837

Total assets	$278,662	$282,798

Liabilities

Reserve for loss and loss adjustment expense	$98,103	$101,606
Unearned premiums and maintenance fees	33,627	35,417
Funds held under reinsurance treaties	5,399	4,651
Trade accounts payable	531	996
Accrued expenses and other liabilities	5,802	7,594
Mandatorily redeemable preferred stock	7,416	8,554

Total liabilities	150,878	158,818

Total shareholders' equity	127,784	123,980

Total liabilities & shareholders' equity	$278,662	$282,798

Shares outstanding	7,147	7,214

Book value per share	$17.88	$17.19

SELECTED FINANCIAL DATA

(UNAUDITED)

(in thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
Gross premiums written	$15,124	$15,045	$29,860	$15,045
Premiums ceded	(1,019)	3,418	376	3,418
Change in unearned premiums	489	1,983	1,712	1,983

Net premiums earned	14,594	20,446	31,948	20,446

Investment income, net of investment expense	2,959	2,506	6,015	2,839
Realized capital gain (loss), net	(1,243)	(49)	(3,838)	(464)
Management service and other revenue	36	52	53	3,729
Financial services	1,477	6,972	3,277	12,189

Total revenues	17,823	29,927	37,455	38,739

EXPENSES
Loss and loss adjustment expenses	1,579	3,162	9,088	3,162
Other underwriting expenses	2,602	2,591	5,299	2,591
Management service expenses	-	-	-	3,823
Financial services expenses	3,316	6,330	5,886	10,692
General and administrative expenses	1,161	1,421	2,719	2,192
Impairment of goodwill	-	1,247	-	1,247

Total expenses	8,658	14,751	22,992	23,707

Income tax expense	3,019	5,368	4,937	5,319
Minority interests	-	1	-	1

Net income before extraordinary gain	$6,146	$9,807	$9,526	$9,712

Extraordinary gain, net of tax	-	2,264	-	2,264
Net income	$6,146	$12,071	$9,526	$11,976

Diluted income per share	$0.84	$2.37	$1.30	$2.97

Diluted weighted average shares outstanding	7,284	5,091	7,305	4,026

SELECTED INSURANCE DATA FOR API, pre and post merger

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
June 30, 2008	92	667
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710
March 31, 2006	106	665
December 31, 2005	84	705